Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Getty Realty Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities*

Fees to Be Paid	Equity	Common Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Total Offering Amounts					—		— (1)

	Total Fees Previously Paid							—

	Total Fee Offsets							$34,978.03(2)

	Net Fee Due							—

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)

Fee Offset Claims	Getty Realty Corp.	424(b)(5)	333-251977	2/24/2023		$33,914(2)	Equity	Common Stock	—	$307,749,546.28

Fee Offset Claims	Getty Realty Corp.	424(b)(5)	333-251977	2/26/2021		$1,064.03(2)	Equity	Common Stock	—	$9,655,447.72

Fee Offset Sources	Getty Realty Corp.	424(b)(5)	333-251977		2/24/2023						$33,914(2)

Fee Offset Sources	Getty Realty Corp.	424(b)(5)	333-251977		2/26/2021						$1,064.03(2)

(1)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrants are deferring payment of all of the registration fees. Registration fees will be paid subsequently on a pay as you go basis, except as described below.

Getty Realty Corp. previously filed a prospectus supplement, dated February 24, 2023 (the “2023 Prospectus Supplement”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-251977), filed with the Securities and Exchange Commission on January 8, 2021 (the “2021 Registration Statement”), and a prospectus supplement, dated February 26, 2021 (the “2021 Prospectus Supplement”) pursuant to the 2021 Registration Statement. In connection with the filing of the 2023 Prospectus Supplement, the total registration fee of $38,570 was satisfied by offsetting $4,656 with fees previously paid in connection with the 2021 Prospectus Supplement on February 26, 2021 and making a contemporaneous fee payment of the balance of $33,914. As of the date of this registration statement, shares of common stock having an aggregate offering price of up to $317,404,994 were not sold under the 2023 Prospectus Supplement. The 2021 Registration Statement has expired and the offerings that included the unsold securities under the 2023 Prospectus Supplement and 2021 Prospectus Supplement have been terminated.

(3)

Each unit will be issued under a unit agreement, indenture, or other agreement and will represent an interest in two or more other constituent securities. In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

*	Additional securities (including securities to be issued by additional registrants) may be added by automatically effective post-effective amendment pursuant to Rule 413.